Exhibit 6.30

NOTE EXTENSION AND CONVERSION NOTICE AGREEMENT

THIS AGREEMENT (the “Agreement”) is dated as of _______________, 2026.

BETWEEN:

NAQI LOGIX INC., a corporation existing under the Business Corporations Act (British Columbia) and having an office at 1055 W Hastings St #1400, Vancouver, BC V6E 2E9, Canada (the “Company”)

AND:

_______________ (the “Holder”)

WHEREAS:

A.	The Holder holds an unsecured convertible promissory note issued by the Company in the principal amount of US$_______________ (the “Note”) pursuant to a Convertible Note and Warrant Purchase Agreement between the Company and the Holder (the “Purchase Agreement”), with a maturity date of _______________ (the “Original Maturity Date”);

B.	Pursuant to Section 3(c) of the Note, if the Note has not been converted prior to the Original Maturity Date and the Holder elects to receive a cash amount equal to the principal amount and accrued interest, the Company may, if it can reasonably demonstrate that it is unable to repay the principal amount and accrued interest at such time, elect for the Note to convert into Common Shares in accordance with Section 3(c)(i) of the Note;

C.	The Company is unable to repay the principal amount and accrued interest on the Note as at the Original Maturity Date; and

D.	The Company and the Holder wish to enter into this Agreement to provide for either the conversion of the Note into Common Shares or the extension of the Original Maturity Date, as more particularly set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto covenant and agree as follows:

1.	Interpretation

1.1	Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Note or the Purchase Agreement, as applicable.

2.	Notice of Inability to Repay

2.1	The Company hereby provides formal notice to the Holder that, as of the Original Maturity Date, the Company is unable to repay the outstanding principal amount and accrued interest on the Note and accordingly invokes its rights under Section 3(c) of the Note. The Holder acknowledges that the Company has reasonably demonstrated to the Holder that it is unable to repay the principal amount and accrued interest on the Note as at the Original Maturity Date, and that the conditions in Section 3(c) of the Note to the Company electing conversion have been satisfied.

3.	Holder Election

3.1	The Holder shall, by 5:00 p.m. (Vancouver time) on the day before the Original Maturity Date (the “Election Deadline”), elect one of the following options by executing and delivering to the Company the applicable election set out in Schedule “A” attached hereto:

(a)	Conversion: if the Holder elects Conversion, then the outstanding principal amount of the Note, together with all accrued and unpaid interest thereon to the Original Maturity Date (the “Outstanding Amount”), shall convert on the Original Maturity Date into the number of Common Shares equal to the quotient obtained by dividing (i) the Outstanding Amount, by (ii) the Conversion Price of US$2.175 per Common Share, rounded down to the nearest whole Common Share, in accordance with Section 3(c)(i) of the Note; or

(b)	Extension: if the Holder elects Extension, then the Note is hereby amended, effective upon delivery of such election and without the need for any further instrument, by deleting the Original Maturity Date and replacing it with the date that is one (1) year after the Original Maturity Date (the “Extended Maturity Date”), and all other terms and conditions of the Note, including the accrual of interest at 10% per annum, shall continue in full force and effect until the Extended Maturity Date, at which time the provisions of Section 3(c) of the Note shall again apply.

3.2	Automatic Conversion if No Election Returned. If the election set out in Schedule “A” is not executed and delivered to the Company on or before the Election Deadline, then the Holder shall be deemed to have elected Conversion under Section 3.1(a) and the Outstanding Amount shall convert into Common Shares on the Original Maturity Date in accordance with Section 3.1(a), without any further act, notice or instrument on the part of the Company or the Holder.

3.3	If Conversion Does Not Occur. If for any reason the Outstanding Amount does not convert into Common Shares as contemplated by this Agreement, then the Note shall remain outstanding in accordance with its terms and nothing in this Agreement limits, waives or replaces any right of the Company or the Holder under Section 3(c) of the Note.

3.4	Amendment of the Note. This Agreement constitutes an amendment to the Note to the extent set out herein, and no replacement note, endorsement or other instrument is required to give effect to the Extended Maturity Date or to the conversion contemplated by this Agreement.

3.5	Amending Authority. The parties acknowledge that, pursuant to Section 7(i) of the Purchase Agreement, any term of the Note may be amended in writing signed by the Company and the Holder, and that any such amendment is binding upon the Company, the Holder and any transferee of the Note. The Holder acknowledges that the amendments to the Note contemplated by this Agreement affect only the Note held by the Holder, do not alter the pari passu ranking of the Notes in the right to repayment, and require no further consent, approval or act on the part of any other holder of Notes.

2

4.	Conversion Mechanics

4.1	If the Note converts pursuant to this Agreement, the Company shall, as soon as practicable, cause to be issued in the name of the Holder the number of fully paid and nonassessable Common Shares to which the Holder is entitled. No fractional shares will be issued on conversion of the Note, and if the Holder would otherwise be entitled to a fractional share, the Holder shall, upon its request, receive a cash payment equal to the Conversion Price multiplied by the fractional share the Holder would otherwise be entitled to receive.

4.2	As a condition to being issued any Common Shares upon conversion, the Holder shall become a party to the shareholders’ agreements with respect to the Company then in effect, if the Holder is not already a party thereto. If the Outstanding Amount converts under Section 3.2 without the Holder having executed a counterpart to those agreements, the Holder shall be deemed to have agreed to be bound by them with effect from the conversion date, shall execute and deliver a counterpart promptly upon request, and the Company may withhold delivery of any certificate or other evidence of the Common Shares until that counterpart is delivered.

4.3	If the Note converts pursuant to this Agreement, the Holder represents and warrants that, as at the conversion date, the representations and warranties of the Holder set out in Section 5 of the Note and Section 4 of the Purchase Agreement remain true and correct, and the Holder shall promptly deliver such further certificates, questionnaires or supporting documentation as the Company or its counsel may reasonably request to establish the availability of an exemption from the prospectus and registration requirements of applicable securities laws in respect of the issuance of the Common Shares. The Holder acknowledges that any certificate representing Common Shares issued on conversion will bear the legends contemplated by the Note and the Purchase Agreement, including the four month and one day restricted period legend.

4.4	The Holder acknowledges that, in accordance with Section 3(f) of the Note, all rights in respect of the Note terminate upon the issuance of the Common Shares on conversion, whether or not the Note has been surrendered, and the Holder shall surrender the Note to the Company for cancellation as soon as practicable following conversion.

5.	Confirmation of Note Terms

5.1	Except as expressly amended or contemplated herein, the Note and the Purchase Agreement are hereby confirmed and shall remain in full force and effect, unamended. For greater certainty, nothing in this Agreement amends, extends or otherwise affects the Warrant Certificate issued to the Holder under the Purchase Agreement, including the exercise price or the expiry time thereof.

3

6.	General

6.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

6.2	Counterparts. This Agreement may be executed in any number of counterparts, and delivered by electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

6.3	Notices. Any notice required or permitted by this Agreement shall be given in the manner provided for in the Note.

6.4	Expenses. Each party shall be responsible for its own fees and expenses incurred in respect of this Agreement.

6.5	Time. Time shall be of the essence of this Agreement.

6.6	Further Assurances. The parties will do, execute and deliver, or cause to be done, executed and delivered, all such further acts, documents and things as may be reasonably required for the purpose of giving effect to this Agreement, including any documents required in connection with the issuance of Common Shares on conversion.

6.7	Severability. If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, that provision shall be deemed to be severed herefrom, and the remaining provisions of this Agreement shall not be affected thereby and shall remain valid and enforceable.

6.8	Enurement. This Agreement shall be binding upon and enure to the benefit of the Company and the Holder and their respective successors, executors, administrators, personal representatives and permitted assigns, as applicable.

6.9	Independent Advice. The Holder acknowledges that neither the Company nor any of its directors, officers, employees or agents has provided the Holder with any legal, accounting, tax or financial advice in respect of this Agreement or the election to be made under Section 3.1, that the Company has recommended that the Holder obtain independent legal, accounting, tax and financial advice, and that the Holder has been given the time and opportunity to obtain such advice to its satisfaction.

4

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

NAQI LOGIX INC.

Per:
Name:	Mark Godsy
Title:	Chief Executive Officer

HOLDER:

Name:
Title:

SCHEDULE “A” — ELECTION FORM

TO: NAQI LOGIX INC.

The undersigned Holder of the Convertible Promissory Note issued by Naqi Logix Inc. in the principal amount of US$_______________ hereby irrevocably elects as follows (check one). This election form must be received by the Company by 5:00 p.m. (Vancouver time) on _______________, 2026.

☐ OPTION A — CONVERSION: If I check this box, I elect to convert the outstanding principal amount and all accrued interest on my Note into Common Shares of the Company at the Conversion Price of US$2.175 per Common Share on the Original Maturity Date, in accordance with Section 3.1(a) of the Note Extension and Conversion Notice Agreement dated _______________, 2026.

☐ OPTION B — EXTENSION: If I check this box, I elect to extend the maturity date of my Note by one (1) year from the Original Maturity Date, with interest continuing to accrue at 10% per annum until the Extended Maturity Date, at which time the conversion and repayment provisions of the Note will again apply, in accordance with Section 3.1(b) of the Note Extension and Conversion Notice Agreement dated _______________, 2026.

IMPORTANT — IF THIS ELECTION FORM IS NOT RETURNED: If this election form is not executed and delivered to the Company by the date and time set out above, then the Holder will be deemed to have elected Option A and the outstanding principal amount and accrued interest on the Note will convert into Common Shares on the Original Maturity Date at the Conversion Price of US$2.175 per Common Share, without further notice.

DATED: _______________

___________________________________

Name of Holder (please print)

___________________________________

Signature of Holder (or Authorized Signatory)

___________________________________

Title (if applicable)